                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                     DATED

                               SEPTEMBER 2, 1998

                                     AMONG

                               DST SYSTEMS, INC.,

                             DST ACQUISITIONS, INC.

                                      AND

                           USCS INTERNATIONAL, INC.


                               TABLE OF CONTENTS
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ARTICLE I
The Merger and Related Matters
Section 1.1   The Merger........................................................   2
Section 1.2   Effective Time of the Merger......................................   3

ARTICLE II
Conversion of Capital Stock
Section 2.1   Conversion of Stock...............................................   3
Section 2.2   Exchange of Certificates..........................................   4
Section 2.3   Dividends and Other Distributions.................................   5
Section 2.4   No Fractional Shares..............................................   6
Section 2.5   No Liability......................................................   6
Section 2.6   Lost Certificates.................................................   6
Section 2.7   Treatment of Stock Options, Etc...................................   7
Section 2.8   Closing of USCS' Transfer Books...................................   7
Section 2.9   Closing...........................................................   7
Section 2.10  No Repurchase Rights..............................................   7

ARTICLE III
-----------
Representations and Warranties of USCS
Section 3.1   Organization and Qualification....................................   8
Section 3.2   Capitalization....................................................   8
Section 3.3   Subsidiaries......................................................   9
Section 3.4   Authority Relative to this Agreement                                 9
Section 3.5   No Breach; Required Consents......................................  10
Section 3.6   Consents and Approvals............................................  10
Section 3.7   Reports and Financial Statements..................................  10
Section 3.8   Compliance with Law; Litigation...................................  11
Section 3.9   Title to Assets...................................................  12
Section 3.10  Employee Matters..................................................  12
Section 3.11  ERISA.............................................................  12
Section 3.12  Approval..........................................................  14
Section 3.13  Financial Advisor/Investment Banker...............................  14
Section 3.14  Taxes.............................................................  15
Section 3.15  Environmental Laws................................................  15
Section 3.16  Transactions with Affiliates......................................  15
Section 3.17  Material Contracts................................................  15
Section 3.18  Intellectual Property.............................................  16
Section 3.19  Year 2000 Compliance..............................................  17


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ARTICLE IV
Representations and Warranties of DST and Acquisition Sub
Section 4.1   Organization and Qualification.........................................................................  18
Section 4.2   Capitalization.........................................................................................  18
Section 4.3   Authority Relative to this Agreement...................................................................  18
Section 4.4   No Breach; Required Consents...........................................................................  19
Section 4.5   Consents and Approvals.................................................................................  19
Section 4.6   Reports and Financial Statements.......................................................................  19
Section 4.7   Litigation.............................................................................................  20
Section 4.8   No Broker..............................................................................................  20
Section 4.9   Approval...............................................................................................  21

ARTICLE V
Conduct of Business Pending the Merger
Section 5.1   Conduct of Business of USCS............................................................................  21
Section 5.2   Conduct of Business of DST.............................................................................  24

ARTICLE VI
Additional Agreements
Section 6.1   Access and Information.................................................................................  25
Section 6.2   SEC Filings............................................................................................  25
Section 6.3   Meetings of Stockholders...............................................................................  28
Section 6.4   Compliance with the Securities Act.....................................................................  29
Section 6.5   Other Actions..........................................................................................  29
Section 6.6   Confidentiality and Public Announcements...............................................................  29
Section 6.7   Notification...........................................................................................  30
Section 6.8   HSR Act Filings........................................................................................  30
Section 6.9   USCS Director and Officer Indemnification..............................................................  30
Section 6.10  Termination of USCS Rights Agreement...................................................................  31
Section 6.11  Actions Under Stockholder Agreement....................................................................  31
Section 6.12  Consents/Waivers.......................................................................................  31
Section 6.13  USCS Deferred Compensation Plans.......................................................................  31

ARTICLE VII
Conditions Precedent
Section 7.1   Conditions to Each Party's Obligation to Effect the Merger.............................................  31
Section 7.2   Conditions to Obligation of USCS to Effect the Merger..................................................  32
Section 7.3   Conditions to Obligations of DST and Acquisition Sub to Effect the Merger..............................  33

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ARTICLE VIII
Termination, Amendment and Waiver
Section 8.1    Termination.....................................................................................  34
Section 8.2    Remedies........................................................................................  35
Section 8.3    Amendment.......................................................................................  35
Section 8.4    Waiver..........................................................................................  36

ARTICLE IX
Definitions; General Provisions
Section 9.1    Definitions.....................................................................................  36
Section 9.2    Other Definitions...............................................................................  38
Section 9.3    Use of Terms....................................................................................  40
Section 9.4    Non-Survival of Representations, Warranties and  Agreements.....................................  40
Section 9.5    Notices.........................................................................................  40
Section 9.6    Fees and Expenses...............................................................................  41
Section 9.7    Specific Performance............................................................................  41
Section 9.8    Entire Agreement; Miscellaneous.................................................................  41
Section 9.9    Governing Law and Venue; Waiver of Jury Trial...................................................  42

EXHIBITS

EXHIBIT             DESCRIPTION

  A                 USCS Disclosure Schedule

  6.4               Form of USCS Affiliate Agreement

  7.2(e)(i)         Form of DST Affiliate Agreement

  E-1               Form of USCS Stockholder Agreement

  E-2               Form of DST Stockholder Agreement

  7.2(e)(ii)        Legal Opinion of Sonnenschein Nath & Rosenthal

  7.2(e)(iv)        Registration Rights Agreement

  7.3(c)(iii)       Legal Opinion of Graham & James LLP

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated September 2, 1998 and is entered into by and among DST Systems, Inc., a Delaware corporation ("DST"), DST Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of DST ("Acquisition Sub") and USCS International, Inc., a Delaware corporation ("USCS").

                                    RECITALS

     A. DST and USCS desire to enter into a transaction in which Acquisition Sub will merge with and into USCS (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of USCS shall be converted into the right to receive shares of common stock of DST (except as provided herein). As a result, DST will become the holder of all the outstanding shares of capital stock of USCS and the holders of shares of capital stock of USCS outstanding immediately prior to the Merger will become holders of shares of common stock of DST.

     B. The Boards of Directors of DST, USCS and Acquisition Sub each have determined that the transactions described herein are in the best interests of their respective corporations and stockholders.

     C. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

     D. It is intended that for financial accounting purposes, the Merger shall be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

     E. Parties owning more than 35% of the outstanding shares of (i) USCS Common Stock (the "USCS Major Stockholders") and of (ii) DST Common Stock (the "DST Major Stockholder") are contemporaneously with the execution and delivery of this Agreement executing and delivering the respective Stockholder Agreements attached hereto as Exhibits E-1 and E-2.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

                                   ARTICLE I

                         The Merger and Related Matters

     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and applicable provisions of the Delaware General Corporation Law ("DGCL"), at the Effective Time: (i) Acquisition Sub will be merged with and into USCS; (ii) the separate existence of Acquisition Sub will cease and USCS will continue as the surviving corporation in the Merger (the "Surviving Corporation"); and (iii) the name of the Surviving Corporation will be USCS from and after the Effective Time, and without any further action on the part of any Person, the Merger will have all the effects provided by applicable Legal Requirements, including Sections 251 and 259 of the DGCL, the effects described in Section 2.1 with respect to the capital stock of Acquisition Sub and USCS and, subject to applicable Legal Requirements, the following additional effects as of the Effective Time:

     (A) CERTIFICATE OF INCORPORATION. The certificate of incorporation of Acquisition Sub (the "Certificate of Incorporation"), will become the certificate of incorporation of the Surviving Corporation, and such Certificate of Incorporation may thereafter be amended and/or restated as provided therein and by the DGCL.

     (B) BYLAWS. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, and such bylaws may thereafter be amended or repealed in accordance with their terms and the Certificate of Incorporation and as provided by the DGCL.

     (C) DIRECTORS. The directors of Acquisition Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL and until the earlier of such director's resignation or removal or such director's successor is duly elected and qualified, as the case may be.

     (D) OFFICERS. The officers of USCS immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL and until the earlier of such officer's resignation or removal or such officer's successor is duly appointed and qualified, as the case may be.

     (E) PROPERTIES AND LIABILITIES. All the properties, rights, privileges, powers and franchises of USCS and Acquisition Sub will vest in the Surviving Corporation, and all debts, liabilities, agreements and duties of USCS and Acquisition Sub will become the debts, liabilities, agreements and duties of the Surviving Corporation.

     (F) NEW DST DIRECTORS. George Argyros and James Castle, Directors of USCS, will become members of the Board of Directors of DST, in the classes with terms expiring, respectively, in 2001 and 2000, to hold office in accordance with the certificate of incorporation and bylaws of DST and the DGCL and until the earlier of their resignation or removal or their successors are duly elected and qualified.

     SECTION 1.2 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement, on the Closing Date the parties will prepare, sign and acknowledge, in accordance with the DGCL, a certificate of merger (the "Certificate of Merger") and deliver the Certificate of Merger to the Secretary of State of the State of Delaware (the "Secretary") for filing pursuant to the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary. As used in this Agreement, the "Effective Time" means the time at which the Certificate of Merger is filed with the Secretary.

                                   ARTICLE II

                          CONVERSION OF CAPITAL STOCK

     SECTION 2.1 CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of DST, Acquisition Sub, USCS or the holders of any of the following securities:

     (a) Each share of USCS Common Stock outstanding immediately prior to the Effective Time (except shares subject to Section 2.1(b)), shall be converted into the right to receive, and there shall be paid and issued as provided in this Agreement in exchange for such share, .62 shares of DST Common Stock (the "Exchange Ratio"), plus cash in lieu of any fractional share as provided in
Section 2.4.

     (b) Each share of capital stock of USCS (the "USCS Stock") issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by USCS or any Subsidiary of USCS, or by DST or any Subsidiary of DST, if any, will be canceled and retired, and no DST Common Stock or other consideration will be delivered in exchange therefor.

     (c) The shares of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time will be converted into and will thereafter evidence and become one thousand (1,000) shares of validly issued, fully paid, and nonassessable common stock, par value $.01 per share, of the Surviving Corporation.

     (d) In the event DST changes the number of shares of DST Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to DST Common Stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is after the date of this Agreement and prior to the Effective Time, the Exchange Ratio will be appropriately adjusted to reflect such stock split, stock dividend or similar recapitalization. The issuance of shares of DST Common Stock upon exercise of options, warrants or other rights to purchase such stock shall not be deemed an event requiring any adjustment pursuant to this Section 2.1(d).

     SECTION 2.2  EXCHANGE OF CERTIFICATES.

     (A) EXCHANGE AGENT. As of the Effective Time, DST shall enter into an agreement with a bank or trust company selected by DST and reasonably acceptable to USCS to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates that, prior to the Effective Time, evidenced outstanding shares of USCS Common Stock ("USCS Stock Certificates"). On or prior to the Closing Date, DST will deposit with the Exchange Agent for exchange in accordance with this Section 2.2 certificates evidencing the shares of DST Common Stock to be issued in the Merger ("DST Certificates"), which shares of DST Common Stock will be deemed to be issued at the Effective Time. At and following the Effective Time, DST will deliver to the Exchange Agent such cash as may be required from time to time to make payments of cash in lieu of fractional shares of DST Common Stock in accordance with Section 2.4.

     (B) EXCHANGE. As soon as practicable after the Effective Time, DST will cause the Exchange Agent to mail to each Person who was a holder of record of USCS Common Stock at the Effective Time: (i) a letter of transmittal (which will specify that delivery will be effective, and risk of loss and title to any USCS Stock Certificates will pass, only upon delivery of USCS Stock Certificates to the Exchange Agent and will be in such form and will have such other provisions that are specified by DST and reasonably acceptable to USCS); and (ii) instructions for use in effecting the surrender of USCS Stock Certificates in exchange for DST Certificates (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4). Upon surrender of a USCS Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by DST, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such USCS Stock Certificate will be entitled to receive in exchange therefor DST Certificates representing the number of whole shares of DST Common Stock that such holder has the right to receive pursuant to this Agreement (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4) and each USCS Stock Certificate so surrendered will be canceled. In the event of a transfer of ownership of USCS Common Stock that is not registered in the transfer records of USCS, DST Certificates representing the proper number of shares of DST Common Stock may be issued to a Person other than the Person in whose name the surrendered USCS Stock Certificate is registered if the USCS Stock Certificate representing such USCS Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to DST that any applicable stock transfer tax has been paid. DST will not directly or indirectly pay or reimburse any Person for any transfer taxes. If any DST Certificates are to be delivered to a Person other than the Person in whose name USCS Stock Certificates surrendered in exchange therefor are registered, it will be a condition to the delivery of such DST Certificates that USCS Stock Certificates so surrendered are properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise is proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

     (C) CERTIFICATES NOT EXCHANGED. After the Effective Time, each outstanding USCS Stock Certificate will, until surrendered for exchange in accordance with this Section 2.2, be deemed for all purposes to evidence ownership of the number of whole shares of DST Common Stock into which the shares of USCS Common Stock (which, prior to the Effective Time, were represented thereby) are converted in accordance with Section 2.1, together with the right to receive any dividend or distribution with respect thereto made after the Effective Time, subject to
Section 2.3, and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4.

     (D) EXPENSES. Except as otherwise expressly provided in this Agreement, DST will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of DST Common Stock for shares of USCS Common Stock, except any charges or expenses that are otherwise solely the liability of one or more holders of USCS

Common Stock. Any DST Certificates deposited with the Exchange Agent that remain unclaimed by the former stockholders of USCS after six months following the Effective Time will be delivered to DST upon its demand, and any former stockholders of USCS who have not then complied with the instructions for exchanging their USCS Stock Certificates will thereafter look only to DST for exchange of USCS Stock Certificates and for any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4.

     SECTION 2.3 DIVIDENDS AND OTHER DISTRIBUTIONS. No dividends or other distributions declared or made after the Effective Time with respect to shares of DST Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered USCS Stock Certificate with respect to the shares of DST Common Stock issuable upon surrender thereof until the holder of such USCS Stock Certificate surrenders such USCS Stock Certificate in accordance with Section 2.2. Subject to the effect of applicable Legal Requirements, following surrender of any such USCS Stock Certificate, DST will pay or cause to be paid, without interest, to the record holder of DST Certificates issued in exchange therefor, (a) at the time of such surrender, the amount of cash in lieu of fractional shares of DST Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount, if any, of dividends or other distributions by DST with a record date after the Effective Time theretofore paid with respect to such whole shares of DST Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions (if any) by DST with a record date after the Effective Time but prior to surrender of such USCS Stock Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of DST Common Stock.

     SECTION 2.4  NO FRACTIONAL SHARES.

     (A) CASH PAYMENT IN LIEU OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of DST Common Stock will be issued upon the surrender of USCS Stock Certificates pursuant to Section 2.2. No such fractional interest will entitle the owner thereof to any rights as a security holder of DST. In lieu of any such fractional shares of DST Common Stock, each holder of USCS Common Stock entitled to receive shares of DST Common Stock in the Merger, upon surrender of such Person's USCS Stock Certificates for exchange pursuant to Section 2.2, will be entitled to receive an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying the fractional share interest in DST Common Stock to which such holder would otherwise be entitled (after taking into account all shares of USCS Common Stock held of record by such holder immediately prior to the Effective Time) by the Market Price of one share of DST Common Stock at the Effective Time.

     (B) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of USCS Common Stock in lieu of any fractional shares of DST Common Stock, DST will promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided however, that no such amount will be paid to any holder with respect to any USCS Stock Certificate prior to the surrender by such holder of such USCS Stock Certificate.

     SECTION 2.5 NO LIABILITY. None of DST, Acquisition Sub, USCS, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of USCS Common Stock for any shares of DST Common Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares of DST Common Stock delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.6 LOST CERTIFICATES. If any USCS Stock Certificate is lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed USCS Stock Certificate the shares of DST Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares of DST Common Stock pursuant to Section 2.4) deliverable in respect thereof as determined in accordance with the terms of this Agreement, subject to the condition that the Person to whom the DST Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares pursuant to Section 2.4) is to be issued shall have (a) delivered to DST an affidavit claiming such USCS Stock Certificate to be lost, stolen, or destroyed and (b) if required by DST, give DST an indemnity agreement and bond satisfactory to DST against any claim that may be made against DST with respect to USCS Stock Certificate alleged to have been lost, stolen or destroyed.

     SECTION 2.7 TREATMENT OF STOCK OPTIONS, ETC. At the Effective Time, each outstanding stock option, warrant or other right to acquire shares of USCS Common Stock, identified in Section 3.2(b) of the USCS Disclosure Schedule ("USCS Options"), whether or not exercisable, as of the Effective Time will be converted into and become rights with respect to DST Common Stock, and DST shall assume each USCS Option, in accordance with the terms and conditions of the stock option, warrant or other agreement by which it is evidenced (including, without limitation, continuing the qualification as incentive stock options of any options that qualify as such under Section 422 of the Code), except that from and after the Effective Time, (i) each USCS Option assumed by DST may be exercised solely for shares of DST Common Stock, (ii) the number of shares of DST Common Stock subject to such USCS Option will be equal to the number of shares of USCS Common Stock subject to such USCS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such USCS Option will be adjusted by dividing the per share exercise price under each such USCS Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, DST will not be obligated to issue any fraction of a share of DST Common Stock upon exercise of USCS Options.

     SECTION 2.8 CLOSING OF USCS' TRANSFER BOOKS. At the Effective Time, the stock transfer books of USCS will be closed and no transfer of shares of USCS Common Stock will be made thereafter. In the event that, after the Effective Time, USCS Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for DST Certificates (and, if required, cash) as provided in Section 2.2(b) and Section 2.4.

     SECTION 2.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place (i) at the offices of Sonnenschein Nath & Rosenthal, 4520 Main Street, Suite 1100, Kansas City, Missouri, at 10:00 a.m. local time on the date that is the first

Business Day after the day on which the last of the conditions set forth in
Article VII (excluding delivery of opinions and certificates) is fulfilled or waived or (ii) at such other place and time as DST and USCS agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

     SECTION 2.10 NO REPURCHASE RIGHTS. The holders of DST Common Stock received pursuant to the Merger or issuable pursuant to USCS Options shall have no right to require DST or its Affiliates to repurchase any such shares of DST Common Stock.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF USCS

     USCS REPRESENTS AND WARRANTS TO DST AS FOLLOWS:

     SECTION 3.1 ORGANIZATION AND QUALIFICATION. USCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. USCS is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect upon it. Set forth in Section 3.1 of the USCS Disclosure Schedule (Exhibit A hereto) is a list of all jurisdictions in which USCS and its Subsidiaries, Cabledata, Inc. and International Billing Services, Inc. are each qualified as a foreign corporation.

     SECTION 3.2  CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of USCS consisted of: (i) 40,000,000 shares of USCS Common Stock, of which 23,296,188 shares were issued and outstanding as of August 31, 1998; (ii) 10,000,000 shares of preferred stock, $.05 par value per share, none of which are issued and outstanding; and (iii) 2,532,280 shares of USCS Common Stock issuable as of September 2, 1998 with respect to all outstanding options to acquire shares of USCS Common Stock.

     (b) Set forth in Section 3.2(b) of the USCS Disclosure Schedule is a schedule of all options, warrants, calls, subscriptions or other rights, agreements or commitments of any kind (including preemptive rights), to which USCS or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of USCS. Such schedule sets forth for all such options, warrants, calls, subscriptions or other rights, agreements or commitments that are outstanding (i) the names of the holders, (ii) identification of the plan under which each such USCS Option was issued, (iii) the number of shares of USCS Common Stock issuable pursuant thereto, (iv) the exercise or conversion price, (v) the date of grant and date of expiration, and
(vi) as to options, which options are "incentive stock options" as defined in
Section 422(b) of the Code. All such options, warrants, calls, subscriptions, rights, agreements and commitments have been validly issued in accordance with the provisions of applicable plans or agreements and Legal Requirements.

     (c) All issued and outstanding shares of USCS Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to, and have not been issued in violation of, any preemptive rights, and have not been issued in violation of any federal or state securities laws or any other Legal Requirement and all corporate and other action on behalf of USCS and the USCS Option Holders to permit assumption of the USCS Options contemplated in
Section 2.7 has been taken.

     (d) Except as set forth in Section 3.2(d) of the USCS Disclosure Schedule, since June 20, 1996 USCS has not reacquired any of its Common Stock or other equity securities and all securities identified in such schedule were reacquired in compliance with applicable Legal Requirements solely for use in connection with Employee Benefit Plans and not in a manner that would prevent the Merger from being accounted for as a "pooling-of-interest."

     SECTION 3.3  SUBSIDIARIES.  Set forth in Section 3.3 of the USCS Disclosure
Schedule is a schedule listing all the Equity Affiliates of USCS including the percentage and nature of USCS' ownership of each Subsidiary and Equity Affiliate of USCS. Each of USCS' Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of USCS' Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Material Adverse Effect on USCS. All the outstanding shares of capital stock of each of USCS' Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth in Section 3.3 of the USCS Disclosure Schedule, the shares of capital stock or other ownership interests in each of USCS' Subsidiaries or Equity Affiliates that are owned by USCS or by a Subsidiary of USCS are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth in Section 3.3 of the USCS Disclosure Schedule, there are not, as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which USCS or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or other ownership interests in any of the Subsidiaries or Equity Affiliates of USCS.

     SECTION 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. USCS has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of USCS Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by USCS' Board of Directors. Except for the approval of the holders of USCS Stock, no other corporate proceedings on the part of USCS are necessary to authorize this Agreement and the transactions contemplated by this Agreement. The Board of Directors of USCS has received the opinion of Merrill Lynch & Co. as financial advisor to USCS dated as of the date of this Agreement satisfactory to USCS and its Board of Directors to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to USCS' stockholders from a financial point of view. This Agreement constitutes a valid and binding obligation of USCS enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

     SECTION 3.5 NO BREACH; REQUIRED CONSENTS. The execution and delivery of this Agreement by USCS does not, and the consummation of the transactions contemplated by this Agreement by USCS will not: (a) subject to the approval of holders of USCS Stock, violate or conflict with the certificate of incorporation or bylaws of USCS; (b) except as set forth in Section 3.5 of the USCS Disclosure Schedule, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which USCS is a party or by which it is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification, or acceleration would not have a Material Adverse Effect on USCS; or (c) subject to obtaining the consents, approvals or authorizations and making the filings or registrations described in
Section 3.6, constitute a violation of any Legal Requirement.

     SECTION 3.6 CONSENTS AND APPROVALS. Except as set forth in Section 3.6 of the USCS Disclosure Schedule, neither the execution and delivery of this Agreement by USCS nor the consummation of the transactions contemplated by this Agreement by USCS will require USCS to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity or any other Person, except those required in connection, or in compliance, with the provisions of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Securities Act, (iii) the Exchange Act and
(iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of the various states of the United States.

     SECTION 3.7  REPORTS AND FINANCIAL STATEMENTS.

     (A) SEC REPORTS. USCS has filed all required forms, reports and documents required to be filed with the SEC since June 20, 1996 (collectively, the "USCS SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of USCS SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading insofar as such statements relate to or affect USCS or its Subsidiaries. USCS has delivered or made available to DST, in the form filed with the SEC, all USCS SEC Reports.

     (B) FINANCIAL STATEMENTS. The audited consolidated financial statements of USCS contained in USCS SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly USCS' consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of USCS contained in USCS SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of USCS' consolidated financial condition and results of operations for such periods.

     (C) ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.7(c) of the USCS Disclosure Schedule, since the date of the most recent consolidated balance sheet of USCS included in USCS' Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1998 (the "Most Recent USCS Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on USCS; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of USCS; or (iii) entry into any commitment or transaction material to USCS and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     (D) ABSENCE OF UNDISCLOSED LIABILITIES. USCS does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent USCS Balance Sheet except (i) liabilities, obligations and contingencies that were incurred after the date of the Most Recent USCS Balance Sheet in the ordinary course of business and which would not in the aggregate have a Material Adverse Effect on USCS or its Subsidiaries and (ii) other liabilities, obligations and contingencies that would not, in the aggregate, have a Material Adverse Effect on USCS.

     SECTION 3.8  COMPLIANCE WITH LAW; LITIGATION.

     (a) Except as set forth in Section 3.8 of the USCS Disclosure Schedule, USCS and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "USCS Permits") of all Governmental Entities required to be held under applicable Legal Requirements and will not lose any USCS Permit as a result of the Merger, except such USCS Permits the failure of which to hold, individually or in the aggregate, does not have and, to the Knowledge of USCS, in the future is not likely to have, a Material Adverse Effect on USCS. USCS and its Subsidiaries are in compliance with the terms of USCS Permits, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on USCS. The businesses of USCS and its Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on USCS. No investigation or review by any Governmental Entity with respect to USCS or any of its Subsidiaries is pending, or, to the Knowledge of USCS, threatened, nor has any Governmental Entity indicated to USCS in writing an intention to conduct the same.

     (b) Set forth in Section 3.8(b) of the USCS Disclosure Schedule is a schedule listing every suit, action or proceeding pending or, to the Knowledge of USCS, threatened against or affecting USCS or any of its Subsidiaries and every judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against USCS or any of its Subsidiaries and none of the suits, actions, proceedings, judgments, decrees, injunctions, rules or orders listed in that Schedule has had or is likely to have a Material Adverse Effect on USCS.

     (c) Neither USCS nor any of its Subsidiaries is subject to Section 2115 of the California Corporation Code.

     SECTION 3.9 TITLE TO ASSETS. USCS and its Subsidiaries have valid title to all material assets reflected on the Most Recent USCS Balance Sheet, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent; (b) Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of USCS' business; (c) leased interests in property owned by others; and leased interests in property leased to others; and (d) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of USCS' business.

     SECTION 3.10 EMPLOYEE MATTERS. Except as set forth in Section 3.10 of the USCS Disclosure Schedule, USCS and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and to USCS' Knowledge are not likely to have, a Material Adverse Effect on USCS. None of the employees of USCS or its Subsidiaries are represented by any labor union and there is to the knowledge of USCS no organizing effort underway currently to form any such union.

     SECTION 3.11  ERISA.

     (a) Set forth in Section 3.11(a) of the USCS Disclosure Schedule is a schedule listing all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, retirement income, bonus, stock purchase or option, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that USCS or any of its ERISA Affiliates maintains or has or may have an obligation to make contributions to (the "USCS Benefit Plans").

     (b) Neither USCS nor any of its ERISA Affiliates is or has been a participating employer in any multiemployer plan within the meaning of Section 3(37) of ERISA. Neither USCS nor any of its ERISA Affiliates has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on USCS. To the Knowledge of USCS, neither USCS nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on USCS.

     (c) Except as set forth in Section 3.11(c) of the USCS Disclosure Schedule, each USCS Benefit Plan that is intended to qualify under Section 401 of the Code, and a form of trust that is similar in all material respects to the trust maintained pursuant thereto, have been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of USCS, nothing has occurred with respect to any such plan since such determination that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (d) Each USCS Benefit Plan has at all times been maintained and operated in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

     (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under USCS Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period) and no accumulated funding deficiency exists with respect to any of USCS Benefit Plans subject to
Section 412 of the Code.

     (f) Except as set forth in Section 3.11(f) of the USCS Disclosure Schedule, to the Knowledge of USCS, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding USCS Benefit Plans with the Secretary of Labor, the Pension Benefit Guaranty Corporation, and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of USCS Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on USCS.

     (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against USCS Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of USCS Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does USCS have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit.

     (h) Neither USCS nor any of its ERISA Affiliates maintain, or has in the past maintained, a defined benefit pension plan which is or was subject to Title IV of ERISA.

     (i) The current value of vested accrued benefits under each USCS Benefit Plan which is subject to Title IV of ERISA does not exceed the current value of all of the assets of such Plan allocable to such vested accrued benefits. For purposes of the representations in the preceding sentence, the terms "current value" and "accrued benefit" have the meanings specified in Section 3 of ERISA.

     (j) There are no accrued liabilities under any USCS Benefit Plan which are not provided for on the books or financial statements of USCS or its ERISA Affiliates, or which have not been fully provided for by contributions to such Plans.

     SECTION 3.12  APPROVAL.

     (a) The Board of Directors of USCS at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of USCS and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement in accordance with the provisions of
Section 251 of the DGCL; (iii) recommended the approval of this Agreement and the Merger by the holders of USCS Stock and directed that the Merger be submitted for consideration by USCS' stockholders at the Meeting; and (iv) adopted a resolution having the effect of causing the Merger not to be subject to Section 203 of the DGCL or to the USCS Rights Plan.

     (b) The vote of a majority of the outstanding shares of USCS Stock is the vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

     SECTION 3.13 FINANCIAL ADVISOR/INVESTMENT BANKER. Except for amounts payable to Merrill Lynch & Co., pursuant to the letter agreement dated July 21, 1998, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USCS or its Subsidiaries. There has been delivered to DST a true and complete copy of the agreement pursuant to which Merrill Lynch & Co. has been retained to act as financial advisor to USCS in connection with the Merger.

     SECTION 3.14 TAXES. USCS and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid or have established an adequate reserve for the payment of all Taxes owed in respect of the periods covered by such returns. The information contained in such Tax returns is complete and accurate in all material respects. Neither USCS nor any Subsidiary of USCS is delinquent in the payment of any Tax or other amount owed to any Governmental Entity. Except as set forth in Section 3.14 of the USCS Disclosure Schedule, there are no claims or investigations pending or, to USCS' Knowledge, threatened against USCS or any of its Subsidiaries for past Taxes, except claims and investigations that would not have a Material Adverse Effect on USCS and adequate provision for which has been made on the Most Recent Balance Sheet. None of USCS or its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of any Taxes that would be payable by USCS or such Subsidiary.

     SECTION 3.15  ENVIRONMENTAL LAWS.

     (a) Each of USCS and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on USCS; and

     (b) No orders, directions or notices have been received by USCS or its Subsidiaries during the past five years pursuant to any Environmental Law and no Governmental Entity has submitted to any of USCS and its Subsidiaries any request for information pursuant to any Environmental Law, except as set forth in Section 3.15(b) of the USCS Disclosure Schedule.

     SECTION 3.16 TRANSACTIONS WITH AFFILIATES. Except as disclosed in USCS SEC Reports, or as set forth in Section 3.16 of the USCS Disclosure Schedule, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by USCS with any officer, director or stockholder of USCS or any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act) or of USCS, except, in each case, for compensation paid to directors and officers consistent with previously established policies, reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid or benefits granted pursuant to USCS Benefit Plans.

     SECTION 3.17 MATERIAL CONTRACTS. Set forth in Section 3.17 of the USCS Disclosure Schedule is a schedule of each contract or agreement to which USCS or any of its Subsidiaries is a party which involves more than $2.5 Million in expenses per year or more than $3.0 Million in revenues per year. Each of USCS and its Subsidiaries are in compliance with each contract or agreement listed in
Section 3.17 of the USCS Disclosure Schedule, and each such contract or agreement is in full force and effect, without default by USCS or any such Subsidiary and, to the Knowledge of USCS, without any breach or default by any other party thereto, except where such breach or default would not result in a Material Adverse Effect. Except as set forth in Section 3.17 of the USCS Disclosure Schedule, no written notice has been received by USCS or any such Subsidiary or, to USCS' Knowledge, threatened regarding termination, suspension or material alteration or amendment of any such contract or agreement. Each such contract or agreement is a valid and binding obligation of USCS or its Subsidiary, as the case may be, in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity. Also set forth in Section 3.17 of the USCS Disclosure
Schedule is a list of the companies who have indicated an intention to convert cable subscribers to USCS' software and systems within the next 18 months and the approximate number of such intended subscribers.

     SECTION 3.18 INTELLECTUAL PROPERTY. Set forth in Section 3.18 of the USCS Disclosure Schedule is a schedule listing all material Intellectual Property which is owned by, registered in the name of, licensed to, or used in the business of, USCS or its Subsidiaries, except for "shrink-wrapped end-user licenses." USCS has a policy of obtaining a license for all computer software and to USCS' Knowledge this policy is enforced except for non-material violations. The Intellectual Property identified in Section 3.18 of the USCS Disclosure Schedule is sufficient to conduct USCS' business as currently operated by USCS. Except as described in Section 3.18 of the USCS Disclosure Schedule, (a) to USCS' Knowledge, there is no restriction affecting the use of any of the Intellectual Property, except for restrictions on the use of Intellectual Property licensed to USCS as set forth in the applicable license agreement and except for such restrictions that do not have a Material Adverse Effect, (b) no license with a term of more than ten years, or which authorizes a sub-license of any license, has been granted by USCS or its Subsidiaries to any third party with respect thereto, and (c) to USCS' Knowledge, no third party has any right, title or interest in, or claims to, the Intellectual Property, except for rights granted to USCS pursuant to licenses. Each item of Intellectual Property owned by, or licensed to, USCS or its Subsidiaries, is valid and enforceable, and to USCS' Knowledge and except as set forth in Section 3.17 of the USCS Disclosure Schedule, (a) is not being, and has not been, challenged or infringed, (b) is not, and has not been, involved in any pending or threatened administrative or judicial proceeding, and (c) has not conflicted, and does not conflict, with any rights or alleged rights of any Person. To USCS' Knowledge and except as set forth in Section 3.17 of the USCS Disclosure Schedule, none of USCS' products or operations, or any products or operation of any of its Subsidiaries, involves any infringement of any proprietary or contractual right of any Person. None of the items of Intellectual Property owned by, or licensed to, USCS or its Subsidiaries, are subject to any liens or limitations on use by USCS or its Subsidiaries, or to USCS' Knowledge, by any party granting rights to the Intellectual Property to USCS or its Subsidiaries. To USCS' Knowledge and except as set forth in Section 3.17 of the USCS Disclosure Schedule, no event has occurred that has resulted in a default or violation, or which constitutes or may constitute a default or violation, by USCS or its Subsidiaries with respect to any of the Intellectual Property or with respect to any agreement relating directly to, or affecting USCS' ownership rights in, the Intellectual Property.

     SECTION 3.19 YEAR 2000 COMPLIANCE. USCS believes, and it has no information to the contrary, that it has taken and is taking all reasonable steps to assure that all of its proprietary hardware and proprietary computer software that is licensed to others or used by USCS to provide services to its clients or used otherwise in its business ("USCS Products") will be year 2000 compliant in accordance with Schedule 3.19. As used in this Agreement "year 2000 compliant" shall mean that the USCS Products will perform in accordance with its specifications and the agreements under which they are provided to USCS' clients or licensed or used to provide services to USCS' clients regardless of the year of the date data encountered by such products, provided, that such date data falls within the period ending in the year 2060; provided, further, that (i) all date data received for use by the USCS Products are accurate and in formats defined by the USCS Products from time to time, and (ii) all date data generated by the USCS Products are accepted in formats defined by the USCS Products from time to time. Notwithstanding the foregoing, USCS makes no representation or warranty respecting user defined fields that contain dates, or as to the functionality of the USCS Products in circumstances where data received from any third party system are invalid, incorrect or otherwise corrupt. Notwithstanding the foregoing, USCS further represents and warrants that it is not currently in violation of any year 2000 warranty in any contract to which it is a party and that it is taking all reasonable steps under its year 2000 compliance program to avoid any future violation of any such warranty.
Section 3.19 of the USCS Disclosure Schedule lists all contracts in which USCS has made a specific year 2000 warranty. USCS further represents and warrants that (i) it has made adequate provision for the costs of its year 2000 compliance program in its current year budget and in all financial projections for 1998, 1999 and 2000 which have been provided to DST and (ii) it has taken the appropriate steps in connection with achieving year 2000 compliance of the USCS Products including but not limited to:

     (a) It has identified all hardware, systems and applications that must be modified except where the absence of Year 2000 compliance for any such hardware, systems or applications would not have a Material Adverse Effect;

     (b) It has evaluated alternatives (modification, replacement or discontinuance); and

     (c) It has established plans and programs which include timely milestones and appropriate testing to ensure that such hardware, systems and applications identified in subparagraph (a) above shall be year 2000 compliant by June 30, 1999.

     USCS further represents and warrants that its year 2000 compliance program includes (i) projects to ensure that third parties are year 2000 compliant respecting software, equipment and services provided to USCS; (ii) selection of alternative vendors on a timely basis; and (iii) interoperability testing with clients and other third parties.

                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF DST AND ACQUISITION SUB

     DST and Acquisition Sub represent and warrant to USCS as follows:

     SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of DST and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of DST and Acquisition Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect on it.

     SECTION 4.2  CAPITALIZATION.

     (a) As of the date of this Agreement, the authorized capital stock of DST consisted of: (i) 125,000,000 shares of DST Common Stock, of which 48,997,772 were issued and outstanding as of August 31, 1998; (ii) 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding; and (iii) 3,658,090 shares of DST Common Stock issuable as of August 31, 1998 with respect to all outstanding options to acquire shares of DST Common Stock.

     (b) All shares of DST Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and, assuming the information provided to DST by USCS is accurate and complete, will be issued in material compliance with all federal and state securities laws and any other Legal Requirements.

     (c) As of the date of this Agreement, the authorized capital stock of Acquisition Sub consisted of 1,000 shares of Common Stock. Acquisition Sub is a direct, wholly owned subsidiary of DST. DST will own all of the issued and outstanding stock of (i) Acquisition Sub immediately prior to the Effective Time and (ii) Surviving Corporation immediately after the Effective Time.

     SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. DST has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by DST have been duly authorized by the Board of Directors of DST, and no other corporate proceedings on the part of DST (other than the approval of DST stockholders as contemplated by this Agreement) are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding obligation of DST enforceable against it in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

     SECTION 4.4 NO BREACH; REQUIRED CONSENTS. The execution and delivery of this Agreement by DST does not, and the consummation of the transactions contemplated by this Agreement by DST and Acquisition Sub will not: (a) subject to approval of holders of DST Common Stock, violate or conflict with the certificate of incorporation or bylaws of DST or Acquisition Sub; (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which DST or Acquisition Sub is a party or by which any of them is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification or acceleration would not have a Material Adverse Effect on DST or Acquisition Sub; or (c) subject to obtaining the approvals and making the filings described in Section 4.5, constitute a violation of any applicable Legal Requirement.

     SECTION 4.5 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by DST nor the consummation of the transactions contemplated by this Agreement by DST and Acquisition Sub will require DST or Acquisition Sub to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity, except those required in connection, or in compliance, with the provisions of (i) the HSR Act, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of various states of the United States.

     SECTION 4.6  REPORTS AND FINANCIAL STATEMENTS.

     (A) SEC REPORTS. DST has filed all required forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "DST SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of the DST SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading insofar as such statements relate to or affect DST or its Subsidiaries.

     (B) FINANCIAL STATEMENTS. The audited consolidated financial statements of DST contained in the DST SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly DST's consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of DST contained in the DST SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of DST's consolidated financial condition and results of operations for such periods.

     (C) ABSENCE OF CERTAIN CHANGES. Since the date of the most recent consolidated balance sheet of DST included in DST's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1998 (the "Most Recent DST Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on DST; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of DST; or (iii) entry into any commitment or transaction material to DST and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     (D) ABSENCE OF UNDISCLOSED LIABILITIES. DST does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent DST Balance Sheet except (i) liabilities, obligations and contingencies that were incurred after the date of the Most Recent DST Balance Sheet in the ordinary course of business and which would not, in the aggregate, have a Material Adverse Effect and (ii) other liabilities, obligations and contingencies that would not, in the aggregate, have a Material Adverse Effect on DST.

     SECTION 4.7 LITIGATION. Except as set forth in Section 4.7 of the DST Disclosure Schedule, there is no suit, action or proceeding pending, or to the knowledge of DST, threatened against or affecting DST or any of its Subsidiaries or any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against DST or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on DST.

     SECTION 4.8 NO BROKER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DST or Acquisition Sub.

     SECTION 4.9  APPROVAL.

     (a) The Board of Directors of DST and Acquisition Sub at meetings duly called and held, respectively: (i) determined that the Merger is advisable and fair and in the best interests of DST and its stockholders and Acquisition Sub and its stockholder; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; and (iii) recommended the approval of this Agreement and the Merger by the holders of DST Common Stock and by DST as the sole stockholder of Acquisition Sub and directed that the Merger be submitted for consideration by DST's stockholders at the Meeting.

     (b) The majority vote of the total votes cast at the Meeting with respect to this Agreement and the Merger is the minimum vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 CONDUCT OF BUSINESS OF USCS. Prior to the Effective Time, except as contemplated, permitted or required by this Agreement:

     (a) Except as set forth in Section 5.1 of the USCS Disclosure Schedule, USCS will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

     (b) USCS will not, and will not permit any of its Subsidiaries to: (i) amend or propose to amend the certificate of incorporation or bylaws of USCS or any of its Subsidiaries; (ii) split, combine or reclassify the outstanding capital stock of, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other ownership interests in, USCS or any of its Subsidiaries;
(iii) or declare, set aside or pay any dividend, distribution, or similar payment to any stockholder, director or officer of USCS or any of its Subsidiaries; (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, USCS or any of its Subsidiaries; or (v) agree to do any of the foregoing.

     (c) USCS will not, and will not permit any of its Subsidiaries to: (i) encumber, issue, deliver or sell or agree to issue, deliver or sell any shares of capital stock of, or other equity interests (including any option, warrant or other similar right to acquire any equity interest) in USCS or any of its Subsidiaries, except for shares issued upon exercise of options outstanding at the date of this Agreement which are exercised in accordance with the terms of such options); (ii) acquire, lease or dispose of any assets other than in the ordinary course of business consistent with past practice; (iii) create, assume or incur any indebtedness except in the ordinary course of business consistent with past practice; (iv) encumber any of its assets other than in connection with equipment leases incurred in the ordinary course of business consistent with past practice; (v) enter into any other material transaction; (vi) make any payment with respect to any indebtedness of USCS or its Subsidiaries except such payments that are scheduled to come due prior to the Effective Time; (vii) acquire by merging or consolidating with, or by acquiring assets of, or by purchasing an ownership interest in, or by any other method, any business or any other Person, except pursuant to agreements identified in Section 5.1(c) of the USCS Disclosure Schedule; or (viii) agree to do any of the foregoing.

     (d) Except as required to comply with applicable Legal Requirements or existing USCS Benefit Plans, USCS will not, and will not permit any of its Subsidiaries to: (i) adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other USCS Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or benefits of any director, officer or employee (except normal increases in the ordinary course of business consistent with past practice); (iii) grant any award or option under any bonus, incentive, performance or other compensation plan or arrangement or USCS Benefit Plan (except as set forth in Section 5.1(d) to the USCS Disclosure Schedule); (iv) take any action to fund or in any other way secure the payment of compensation or benefits (including any option, warrant or other similar right to acquire any equity interest) under any employee plan, agreement, contract or arrangement or USCS Benefit Plan (except in the ordinary course of business consistent with past practice); or (v) agree to do any of the foregoing.

     (e) USCS will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would: (i) make any representation or warranty of USCS set forth in this Agreement untrue or incorrect so as to cause the conditions set forth in Article VII of this Agreement not to be fulfilled as of the Effective Time; or (ii) result in any breach of this Agreement or cause any of the other conditions of this Agreement not to be satisfied as of the Effective Time.

     (f) USCS will not, and will not permit any of its Subsidiaries to enter into any transaction with any officer, stockholder, director, consultant or employee of USCS or any Subsidiary thereof or any person or entity that is an "affiliate" or "associate" of any of the foregoing, as those terms are defined in Rule 12b-2 under the Exchange Act, whether or not such transaction would be in the ordinary course of business.

     (g) USCS will take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

     (h) USCS and its Subsidiaries will (i) not take any action to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, USCS or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or other entity or group, as defined in Section 13(d)(3) of the Exchange Act, relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing and take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1(h); and (iii) notify DST immediately if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with, USCS or any of its Subsidiaries. Nothing contained in this Section 5.1(h) will prohibit the Board of Directors of USCS from (1) furnishing information to, or entering into discussions or negotiations with, any person or other entity or group that makes an Acquisition Proposal or recommending to its stockholders that they accept such Acquisition Proposal, if
(A) the Board of Directors of USCS reasonably determines in good faith, after consultation with outside legal counsel, that such action is compelled by its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, USCS provides written notice to DST to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such other party (which USCS determines in good faith, after consultation with outside counsel, is required to be executed in order for the Board of Directors to act in accordance with its fiduciary duties to stockholders imposed by law), USCS keeps DST informed of the status (not the terms) of any such discussions or negotiations; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 5.1(h) shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8.1(d)), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) breach any obligation of any party under this Agreement.

     (i) The Board of Directors of USCS will recommend to the stockholders of USCS the approval of the Merger, unless the Board of Directors reasonably determines in good faith in connection with an Acquisition Proposal, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to stockholders as required by law and, if such determination is made, will give written notice to DST of such determination within two Business Days of the making of such determination. Upon the issuance of such written notice to DST, and upon the written election of DST, USCS will negotiate in good faith with DST for a period of two Business Days regarding such adjustments in the terms of the Merger as would enable the Board of Directors of USCS, consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the stockholders of USCS as contemplated in this Agreement, provided, that there shall be no obligation, express or implied, on the part of DST to agree to any terms or conditions which may be different from those set forth in this Agreement.


     (j) Upon the request of DST, USCS will prepare and deliver to DST, within thirty days after such request, such financial statements (including audited financial statements) as may be required by DST to meet its financial reporting obligations (including requirements under applicable securities laws).

     (k) USCS shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
Section 368(a) of the Code.

     SECTION 5.2 CONDUCT OF BUSINESS OF DST. Prior to the Effective Time, except as contemplated, permitted or required by this Agreement:

     (a) DST will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

     (b) DST will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would (i) make any representation or warranty of DST set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Article VII of this Agreement not to be fulfilled as of the Effective Time or (ii) result in any breach of this Agreement or cause any of the other conditions of this Agreement not to be satisfied as of the Effective Time.

     (c) The Board of Directors of DST will recommend to the stockholders of DST the approval of the Merger.

     (d) DST shall take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

     (e) DST shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
Section 368(a) of the Code.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 ACCESS AND INFORMATION. USCS and its Subsidiaries will afford to DST and to DST's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of USCS' and its Subsidiaries properties, books, contracts, commitments, records and personnel, subject to the confidentiality requirements set forth in
Section 6.6.

     SECTION 6.2  SEC FILINGS.

     (a) USCS and DST will prepare jointly, and as soon as reasonably practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of USCS and DST under the Exchange Act with respect to the Merger and a Registration Statement on Form S-4 and preliminary prospectus of DST under the Securities Act with respect to the DST Common Stock to be issued in the Merger, and will thereafter use their respective reasonable best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to USCS' and DST's stockholders as promptly as practicable.

     (b) As soon as reasonably practicable after the date hereof, USCS and DST will prepare and file any other filings relating to the Merger and the other transactions contemplated hereby that are required to be filed by each under the Exchange Act, including, without limitation, the filing or amending of a Form S-8 Registration Statement promptly after the Effective Time to cover the DST Common Stock issuable upon exercise of the USCS Options assumed by DST, and other applicable Legal Requirements (collectively "Other Filings"), and will use their reasonable best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

     (c) USCS, on the one hand, and DST, on the other, will cooperate with each other and provide all information necessary to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively "SEC Filings") and will provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

     (d) Each of USCS and DST will notify the other promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other with copies of all correspondence between USCS or any of its representatives or DST or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event occurs that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, USCS and DST promptly will prepare and file such amendment or supplement and will distribute such amendment or supplement as required by applicable Legal Requirements, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to USCS' stockholders.

     (e) DST covenants that the SEC Filings (other than any information provided by USCS for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     (f) USCS covenants that the SEC Filings (other than any information provided by DST for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) DST will be responsible for all reasonable expenses incurred in complying with this Section 6.2, including all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel (other than counsel to USCS) and applicable blue-sky fees and expenses.

     (h) (i) Each of DST and Acquisition Sub will indemnify, defend, and hold harmless USCS, its officers, directors, employees and agents and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities (collectively, "Losses"), joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing, or (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that such misstatement or omission was based on or omitted from information provided by DST in writing for inclusion in the SEC Filings or was made in reliance upon and in conformity with such information. DST promptly will reimburse USCS and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

          (ii) If this Agreement is terminated prior to the consummation of the Merger, USCS will indemnify, defend and hold harmless each of DST and Acquisition Sub and their officers, employees and agents and directors and each other Person, if any, who controls any of the foregoing within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, against any Losses, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any USCS SEC Filing or (B) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the misstatement or omission was based on or omitted from information provided by USCS in writing for use in the SEC Filings or was made in reliance upon and in conformity with such information. USCS promptly will reimburse DST and Acquisition Sub and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

          (iii) For purposes of this Section 6.2, (A) "Indemnifying Party" means the Person having an obligation hereunder to indemnify any other Person pursuant to this Section 6.2, (B) "Indemnified Party" means the Person having the right to be indemnified pursuant to this Section 6.2 and (C) any information concerning USCS that is included in any SEC Filing that is provided to USCS or its counsel for review within a reasonable period before filing or use thereof and to which USCS has not provided written notice of objection to DST will be deemed to have been provided by USCS for inclusion in such SEC Filing. Whenever any claim for indemnification arises under this Section 6.2, the Indemnified Party will promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

          (iv) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend such claim, at the Indemnifying Party's cost, risk and expense, upon notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if the settlement (A) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (B) includes a complete release of the Indemnified Party and (C) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims) and the Indemnifying Party will reimburse the Indemnified Party for all reasonable direct out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation. The Indemnified Party may, at its own expense, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a claim notice pursuant to Section 6.2(h)(iii), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but will have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party will be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more defenses available to the Indemnified Party that conflict with, or are additional to, those available to the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to participate in the defense of the lawsuit or action; provided however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.

          (v) If the indemnification provided for in this Section 6.2(h) is for any reason unavailable to the Indemnified Party in respect of any Losses (or action in respect thereof) then the Indemnifying Party will, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or action in respect thereof), in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statement or omission that resulted in such Losses (or action in respect thereof) as well as any other relevant equitable considerations. Relative fault with respect to an untrue or alleged untrue statement or omission of a material fact will be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative Knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the Losses (or action in respect thereof) referred to above will be deemed to include any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating, trying or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     SECTION 6.3 MEETINGS OF STOCKHOLDERS. Each of USCS and DST will take all action necessary, in accordance with the DGCL, the rules and regulations of the NYSE, the Chicago Stock Exchange, the NASDAQ Stock Market and the NASD and the certificate of incorporation and bylaws of USCS or DST, as applicable, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement (as a plan of merger under Section 251 of the DGCL), the Merger and the other transactions contemplated by this Agreement (each, individually, the "Meeting"), to the extent such approval is required by the DGCL, the NYSE, the Chicago Stock Exchange, the NASDAQ Stock Market, the NASD or the certificate of incorporation of USCS or DST, as applicable. Each of USCS and DST will use its best efforts to hold such meetings at the same date and time.

     SECTION 6.4 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Closing Date, USCS will cause to be delivered to DST a letter from USCS, identifying all Persons who are, in its opinion, as of the date of this Agreement, "affiliates" of USCS as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and a written agreement from each such Person substantially in the form of Exhibit 6.4. DST may cause the DST Certificates evidencing shares of DST Common Stock issued to such Persons to bear a legend referring to the applicability of paragraphs (c) and (d) of Rule 145 under the Securities Act.

     SECTION 6.5 OTHER ACTIONS. Without limiting the termination and other rights of the parties under this Agreement (and subject to the parties' rights to take certain actions pursuant to Section 5.1(h) and Section 5.1(i) consistent with the fiduciary duties of their respective Boards of Directors) each of the parties to this Agreement will use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

     SECTION 6.6 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. Each party to this Agreement agrees that it will treat this Agreement and all negotiations and communications between them relating to this Agreement, the Merger or otherwise, and all information disclosed to a party by the other party, as confidential.
No party to this Agreement will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated by this Agreement without prior approval of the other party, which approval will not unreasonably be withheld or delayed, as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided however, that nothing contained herein will prevent any party from promptly making all filings with Governmental Entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, or from making any disclosures required by Legal Requirements, so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other party in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other party pursuant to this Agreement. Except as expressly set forth above, all of the terms and conditions of the Mutual Non-Disclosure Agreement by and between DST and USCS, dated April 20, 1998, shall remain in full force and effect until the Effective Time, but not any of the amendments thereto, each of which is hereby superseded and replaced by this Section 6.6.

     SECTION 6.7 NOTIFICATION. In the event of, or after obtaining Knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach or violation of any of its representations, warranties, covenants or other agreements set forth herein, each party to this Agreement promptly will give notice thereof to the other party and will use its best efforts to prevent or remedy such breach.

     SECTION 6.8 HSR ACT FILINGS. DST and USCS each will make or cause to be made, and will use their reasonable best efforts to cause each of their respective stockholders to make (if required under the HSR Act), an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 15 Business Days after the date of this Agreement. Each such filing will request early termination of the waiting period imposed by the HSR Act. USCS and DST each will use its reasonable best efforts to respond or cause a response to be made as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters; provided however, that nothing contained herein will be deemed to preclude either USCS or DST from negotiating reasonably with any Governmental Entity regarding the scope and content of any such requested information or documentation. USCS and DST each will use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Entity having jurisdiction over antitrust matters. Notwithstanding the foregoing, neither DST nor USCS will be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of DST or any of its Affiliates, or of USCS or any of its Affiliates, as the case may be, if DST or USCS, as the case may be, determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of DST or any of its Affiliates or USCS or any of its Affiliates, as the case may be.

     SECTION 6.9  USCS DIRECTOR AND OFFICER INDEMNIFICATION.

     (a) From and after the Effective Time, DST will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of USCS pursuant to (i) each indemnification agreement identified in Section 6.9 of the USCS Disclosure Schedule in effect on the date hereof between USCS and any person who was a director or officer of USCS and (ii) the indemnification provisions set forth in USCS' Certificate of Incorporation or Bylaws as each is in effect on the date hereof. (The persons to be indemnified pursuant to the provisions of this Section 6.9(a) are referred to as the "USCS Indemnified Parties.") For a period of one year following the Effective Time, the indemnification and exculpation of liability provisions set forth in USCS' Certificate of Incorporation and Bylaws as in effect on the date hereof shall not be eliminated or changed in any manner that would adversely affect the rights thereunder of the USCS Indemnified Parties.

     (b) This Section 6.9 shall survive consummation of the Merger at the Effective Time and is intended to be for the benefit of, and enforceable by, USCS, DST, the Surviving Corporation, each of the USCS Indemnified Parties and their heirs and representatives, and shall be binding upon all successors and assigns of DST and the Surviving Corporation.

     SECTION 6.10 TERMINATION OF USCS RIGHTS AGREEMENT. Prior to the Effective Time, USCS shall take all necessary action to terminate the USCS Rights Plan without issuing any securities or making any cash payment.

     SECTION 6.11 ACTIONS UNDER STOCKHOLDER AGREEMENT. DST shall promptly provide the notices and take all such other actions required of it under the Stockholder Agreement attached as Exhibit E-2 hereto.

     SECTION 6.12 CONSENTS/WAIVERS. With respect to each agreement identified in Section 3.5 of the USCS Disclosure Schedule with any customer of USCS or its Subsidiaries which would permit the customer to declare a breach or default or to terminate such agreement because of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (a "Change of Control Agreement") DST and USCS agree to take the actions set forth in Schedule 6.12.

     SECTION 6.13 USCS DEFERRED COMPENSATION PLANS. DST shall guarantee the obligations of the Surviving Corporation with respect to the USCS Deferred Salary Plan and the USCS Deferred Bonus Plan (as described in Section 3.11 of the USCS Disclosure Schedule) for those participants under such plans who agree to waive application of the change in control provisions under such plans to the transactions contemplated by this Agreement.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have been duly approved, to the extent required by applicable law or rule by (i) the holders of the outstanding USCS Stock entitled to vote and (ii) the holders of the outstanding DST Common Stock entitled to vote.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

     (c) The Registration Statement on Form S-4 that includes the Joint Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained and no stop orders with respect thereto shall have been issued by the SEC and remain in effect.

     (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the transactions contemplated by this Agreement, or that questions the validity or the legality of the transactions contemplated by this Agreement and that could reasonably be expected to materially and adversely affect the value of the business of USCS, it being agreed that each party will use its reasonable best efforts to have any such injunction lifted. All material consents of Governmental Entities required to be obtained with respect to the Merger and the other transactions contemplated by this Agreement shall have been obtained.

     (e) As of the Effective Time, the shares of DST Common Stock issued in connection with the Merger will be approved for listing on the NYSE and the Chicago Stock Exchange, subject to satisfaction of applicable NYSE and Chicago Stock Exchange requirements upon official notice of issuance.

     (f) DST and USCS shall have each received the written opinion of its respective counsel, Sonnenschein Nath & Rosenthal and Graham & James LLP, or other evidence, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code. In rendering such opinions, such counsel may rely upon representations of the parties contained herein and in certificates of officers of DST, USCS and others.

     (g) DST and USCS shall have each received letters from PricewaterhouseCoopers LLP ("PWC") dated as of the Closing Date confirming that the Merger may be accounted for as a pooling of interests in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and interpretations of the SEC.

     (h) The Spin-off referred to in Exhibit E-2 hereto shall not have occurred within thirty (30) days prior to the Effective Time.

     SECTION 7.2 CONDITIONS TO OBLIGATION OF USCS TO EFFECT THE MERGER. The obligation of USCS to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

     (a) The representations and warranties of DST contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect on DST, and USCS shall have received a certificate of DST to such effect signed by the Chief Executive Officer of DST. For purposes of determining whether there has been a failure to satisfy the condition set forth in this Section 7.2(a), there shall not be considered any change in the stock price of capital stock of DST after the date of this Agreement.

     (b) DST shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, and USCS shall have received a certificate of DST to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of DST.

     (c) George Argyros and James Castle shall have been appointed to the Board of Directors of DST effective as of the Effective Time.

     (d) The opinion of Merrill Lynch & Co. referenced in Section 3.4 shall not have been withdrawn (unless withdrawn at the request or direction of USCS).

     (e) USCS shall have received the following documents: (i) Affiliate Agreements in the form of Exhibit 7.2(e)(i) hereto executed by each Person who may be reasonably deemed an "affiliate" of DST (except for the DST Major Stockholder, whose agreement is set forth in Exhibit E-2); (ii) an Agreement in the form of Exhibit E-2 hereto executed by the DST Major Stockholder; (iii) the legal opinion of Sonnenschein Nath & Rosenthal dated as of the Closing Date in the form of Exhibit 7.2(e)(ii) hereto; and (iv) the Registration Rights Agreement in the form of Exhibit 7.2(e)(iv) hereto executed by DST.

     SECTION 7.3 CONDITIONS TO OBLIGATIONS OF DST AND ACQUISITION SUB TO EFFECT THE MERGER. The obligations of DST and Acquisition Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

     (a) The representations and warranties of USCS contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect on USCS, and DST shall have received a certificate of USCS to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of USCS.

     (b) USCS shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and DST shall have received a certificate of USCS to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of USCS.

     (c) DST shall have received the following documents: (i) Affiliate Agreements in the form of Exhibit 6.4 hereto executed by each Person who may be reasonably deemed an "affiliate" of USCS; (ii) Agreements in the form of Exhibit E-1 executed by the USCS Major Stockholders; (iii) the legal opinion of Graham & James LLP dated as of the Closing date, in the form of Exhibit 7.3(c)(iii); and
(iv) comfort letters from PWC with respect to USCS dated no more than two business days before the date on which the Joint Proxy Statement/Prospectus becomes effective, in scope and substance equivalent to letters customarily delivered by independent public accountants in such circumstances and reasonably acceptable in form and substance to DST.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of USCS or DST:

     (a) by mutual written consent of the Board of Directors of DST and the Board of Directors of USCS;

     (b) by either DST or USCS (i) if at the Meeting of its stockholders (including any postponement or adjournment thereof), the Merger is not approved and adopted by the affirmative vote required by law, or (ii) after the later of January 31, 1999 or, if the Spin-off occurs in January, 1999, that day which is thirty days after the Spin-off, or (iii) if the letter of its independent accounts referred to in Section 7.1(g) is withdrawn;

     (c) by DST, if it receives notice from USCS of the determination of the Board of Directors of USCS as provided in Section 5.1(i) or by USCS, if a period of two Business Days has elapsed since receipt by DST of such notice and no election to negotiate has been received from DST or if the two Business Day negotiation period set forth in Section 5.1(i) has expired without an agreement being reached;

     (d) by DST, if any Person (other than DST or any of its Affiliates) shall have acquired before the Effective Time or the termination of this Agreement fifty percent (50%) or more of the outstanding USCS Stock, unless such Person shall have delivered to DST within two Business Days of such acquisition definitive written confirmation to the effect that such Person will vote in favor of the Merger at the Meeting and take no action to prevent or delay the Merger.

     SECTION 8.2  REMEDIES.

     (a) In the event of the termination of this Agreement or breach of any provision of this Agreement by either DST or USCS, DST and USCS shall be entitled to all remedies available at law. Notwithstanding anything to the contrary in this Agreement, in the event of a breach of any provision of this Agreement prior to the termination of this Agreement, the non-breaching party shall be entitled to all available equitable remedies.

     (b) Subject to Section 8.2(c), if (i) (w) DST receives notice from USCS of the determination of the Board of Directors of USCS as provided in Section 5.1(i), (x) the Board of Directors of USCS fails to recommend to the stockholders of USCS the approval of the Merger or withdraws such recommendation, or (y) the Merger is not consummated as a result of the failure of USCS to obtain stockholder approval as provided in Section 7.1(a)(i), if such failure or withdrawal is not the result of the failure of DST to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) and within twelve months after such failure USCS enters into a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, USCS or any of its Subsidiaries with any person other than DST or a Subsidiary of DST, or (ii) any Person (other than DST and any of its Affiliates) shall have acquired before the Effective Time or the termination of this Agreement 50 percent or more of the outstanding USCS Stock and such Person fails to timely deliver the written confirmation to DST as provided in Section 8.1(d), or (iii) USCS shall have terminated this Agreement pursuant to Section 8.1(c), USCS will promptly pay to DST by wire transfer, in immediately available funds, the Termination Fee.

     (c) Notwithstanding anything to the contrary herein, no party shall have any liability under the Agreement, including Section 8.2(a) or Section 8.2(b), in the event the Agreement is terminated or terminable as a consequence of the nonfulfillment of any of the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.1(g), unless such nonfulfillment is caused by that party's material breach of any of its covenants or obligations under this Agreement.

     SECTION 8.3 AMENDMENT. This Agreement may be amended by DST and USCS by or pursuant to action taken by their respective Boards of Directors at any time before or after approval of this Agreement by the stockholders of USCS and DST and prior to the Effective Time, but, after either such approval, no amendment will be made that changes the Exchange Ratio or in any other way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of DST and USCS.

     SECTION 8.4  WAIVER.  At any time prior to the Effective Time, subject to
Section 8.3, DST and USCS, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties set forth in this Agreement or in any documents delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                        DEFINITIONS; GENERAL PROVISIONS

     SECTION 9.1 DEFINITIONS. As used in this Agreement, the following terms with initial capital letters will have the meanings set forth below:

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such Person. As used in this definition, "control" (as well as "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through the ownership of voting securities, by contract or otherwise).

     "Business Day" means any day on which commercial banks are open for business in Kansas City, Missouri.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "DST Common Stock" means the shares of common stock, par value $.01 per share, of DST.

     "Environmental Law" means any applicable Legal Requirement relating to the protection of human health, protection, preservation or restoration of the environment (including, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

     "Equity Affiliate" means, as to any Person, any other Person in which such Person or any of its Subsidiaries holds a five percent or greater equity interest.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, as to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person under
Section 414(b), (c), (m) or (o) of the Code.

     "Executive Officer" means, as to DST, any Person identified in its most recent Annual Report to Shareholders as an executive officer and, as to USCS, any Person identified in its most recent Annual Report to Shareholders as management.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

     "USCS Common Stock" means the shares of common stock, par value $.05 per share, of USCS.

     "USCS Disclosure Schedule" means the Schedule designated as such and attached to this Agreement as Exhibit A and incorporated herein.

     "USCS Rights Plan" means the Stockholder Rights Plan, as amended, between USCS and ChaseMellon Shareholder Services, LLC.

     "USCS Stock Plans" means the following USCS Stock Option Plans: 1988 Stock Option Plan; 1996 Stock Option Plan; 1996 Directors' Stock Option Plan; 1993 Stock Option Plan; and 1990 Stock Option Plan.

     "Intellectual Property" means copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights, either registered, issued, applied for or common law.

     "Knowledge" means the present actual knowledge of a Person that is a human being and, in the case of a Person that is not a human being, the present actual knowledge of any Executive Officer (or any human being having duties comparable to those of an Executive Officer) of such Person.

     "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any other Legal Requirement or any agreement entered into with a Governmental Entity in resolution of a dispute or otherwise.

     "Lien" means any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

     "Market Price" means (i) with respect to DST Common Stock, the closing quotation from the New York Stock Exchange Composite Transactions as reported in THE WALL STREET JOURNAL, and (ii) with respect to USCS Common Stock, the closing quotation from the NASDAQ National Market Issues as reported in THE WALL STREET JOURNAL.

     "Material Adverse Effect" means a material adverse effect on the business, properties, assets, known or reasonably foreseeable prospects, financial condition, liabilities or operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations under this Agreement.

     "NASD" means the National Association of Securities Dealers, Inc.

     "NASDAQ" means the over-the-counter market of the NASD.

     "NYSE" means the New York Stock Exchange.

     "Person" means any human being or any partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity.

     "SEC" means the United States Securities and Exchange Commission.

     "Spin-off" means the spin-off of FAM by the DST Major Stockholder referred to in Exhibit E-2 and the date of such Spin-off shall mean the date the shares of FAM are distributed to the stockholders of the DST Major Stockholder.

     "Subsidiary" means, with respect to any Person, any other Person more than 50% of whose outstanding voting securities or partnership or other equity interests, as the case may be, are directly or indirectly owned by such Person.

     "Tax" means all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

     "Termination Fee" means cash in the amount of $25,000,000.

     SECTION 9.2 OTHER DEFINITIONS. The following terms are defined in the Sections indicated:

================================================================================
       TERM                                             SECTION
       ----                                             -------
Acquisition Proposal                            5.1 (h)
Acquisition Sub                                 Preamble
Agreement                                       Preamble
Antitrust Division                              6.8
Certificate of Incorporation                    1.1(a)
Certificate of Merger                           1.2
Closing                                         2.9
Closing Date                                    2.9
USCS                                            Preamble
USCS Benefit Plans                              3.11(a)
USCS Options                                    2.7
USCS Permits                                    3.8(a)
USCS SEC Reports                                3.7(a)
USCS Stock                                      2.1(b)
USCS Stock Certificates                         2.2(a)
DGCL                                            1.1
Effective Time                                  1.2
Exchange Act                                    3.6
Exchange Agent                                  2.2(a)
Exchange Ratio                                  2.1(a)
FTC                                             6.8
Governmental Entity                             3.8(a)
HSR Act                                         3.6
================================================================================

================================================================================
DST                                             Preamble
DST Certificates                                2.2(a)
DST SEC Reports                                 4.6(a)
Indemnified Party                               6.2(h)(iii)
Indemnifying Party                              6.2(h)(iii)
Joint Proxy Statement/Prospectus                6.2(a)
Losses                                          6.2(h)(i)
Meeting                                         6.3
Merger                                          Recital A
Most Recent USCS Balance Sheet                  3.7(c)
Most Recent DST Balance Sheet                   4.6(c)
Other Filings                                   6.2(b)
Preliminary Joint Proxy Statement/Prospectus    6.2(a)
Secretary                                       1.2
SEC Filings                                     6.2(c)
Securities Act                                  3.6
Surviving Corporation                           1.1
Tax                                             9.1
================================================================================

     SECTION 9.3 USE OF TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variations) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The word "day" means a calendar day. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

     SECTION 9.4 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations and warranties contained in this Agreement will survive beyond the Closing Date. This Section 9.4 will not limit any covenant or agreement of the parties to this Agreement that by its terms requires performance after the Closing Date.

     SECTION 9.5 NOTICES. All notices or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to USCS:         USCS International, Inc.
                         2969 Prospect Park Drive
                         Rancho Cordova, CA 95670
                         Attn:  Chief Executive Officer

     With a copy to:     Gilles S. Attia, Esq.
                         Graham & James LLP
                         400 Capitol Mall, 24th Floor
                         Sacramento, CA 95814

     If to DST:          DST Systems, Inc.
                         333 West 11th Street, 5th Floor
                         Kansas City, MO 64105
                         Attn:  President

     With a copy to:     John F. Marvin, Esq.
                         Sonnenschein Nath & Rosenthal
                         4520 Main Street, Suite 1100
                         Kansas City, MO 64111


or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section 9.5.

     SECTION 9.6 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

     SECTION 9.7 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in accordance with
Section 8.2(a), the parties will be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and no party will raise any defense to the institution of such equitable relief other than with respect to the factual allegations concerning the claims for which relief is sought.

     SECTION 9.8 ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement will be of no force or effect until executed and delivered by all of the parties to this Agreement. This Agreement (including the documents and instruments referred to in this Agreement) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement except for the Mutual Non-Disclosure Agreement dated as of April 20, 1998 but not the amendments thereto. All parties have participated in the preparation of this Agreement and the interpretive principle of construing a document against the drafter shall have no application to this Agreement. This Agreement may be executed in two or more counterparts which together will constitute a single agreement. This Agreement may be delivered by facsimile. Any certificate delivered pursuant to this Agreement will be made without personal liability on the part of the officer or employee of the Person giving such certificate.

     SECTION 9.9  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

     (a) This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the law of the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                         DST SYSTEMS, INC.


                         By:  /s/ Thomas A. McDonnell
                         -----------------------------------
                              Name:   Thomas A. McDonnell
                              Title:  President and Chief
                                       Executive Officer


                         DST ACQUISITIONS, INC.


                         By:  /s/ Thomas A. McDonnell
                              -----------------------------------
                              Name:   Thomas A. McDonnell
                              Title:  President


                         USCS INTERNATIONAL, INC.


                         By:  /s/ James C. Castle
                              ------------------------------------
                              Name:   James C. Castle
                              Title:  Chief Executive Officer

                                       1